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                                                                 EXHIBIT 11.1


                        DIAMOND MULTIMEDIA SYSTEMS, INC.

         STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE

                (unaudited, in thousands, except per share data)


                                                 THREE MONTHS ENDED          NINE MONTHS ENDED
                                                    SEPTEMBER 30,              SEPTEMBER 30,
                                               ----------------------     ----------------------
                                                 1997          1996         1997          1996
                                               --------      --------     --------      --------
Weighted average common shares outstanding
for period                                       34,389        34,290       34,274        34,390

Dilutive employee stock options                      --           640           --           661
                                               --------      --------     --------      --------
Shares used in per share calculations            34,389        34,930       34,274        35,051
                                               ========      ========     ========      ========

Net income (loss)                              ($ 2,553)     $  2,100     ($52,613)     $  8,504
                                               ========      ========     ========      ========

Net income (loss) per share                      ($0.07)        $0.06       ($1.54)        $0.24
                                               ========      ========     ========      ========


The difference between the calculation of net income (loss) per share calculated on the primary and fully diluted basis is not material.